Exhibit 99.1

Tenzing Acquisition Corp. Announces Pricing of Upsized $55,000,000 Initial Public Offering

NEW YORK, NEW YORK August 20, 2018 (PR NEWSWIRE) — Tenzing Acquisition Corp. (NASDAQ:TZACU) (“Tenzing” or the “Company”), a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its upsized initial public offering (“IPO”) of 5,500,000 units at a price to the public of $10.00 per unit.  The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “TZACU” beginning August 21, 2018. Each unit to be issued in the IPO consists of one ordinary share and one warrant to acquire one ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be traded on NASDAQ under the symbols “TZAC” and “TZACW”, respectively.

Maxim Group LLC is acting as sole book-running manager for the IPO. Tenzing has granted the underwriters a 45-day option to purchase up to 825,000 additional units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Maxim Group LLC, 405 Lexington Ave, New York, NY 10174, Attn: Prospectus Department or by Tel: (800) 724-0761.

A registration statement relating to the securities was declared effective by the SEC on August 20, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TENZING

Tenzing is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses that operate in India.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed IPO and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Rahul Nayar
Tenzing Acquisition Corp.
Rnayar@tenzingacq.com